July 8, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Full Circle Capital Corporation’s statements included under Item 4.01 of its Form 8-K dated July 8, 2014, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ Rothstein Kass

Roseland, New Jersey